Exhibit 99.1
Final Transcript
Conference Call Transcript
ODSY — Q3 2006 Odyssey Healthcare Earnings Conference Call

Event Date/Time: Oct. 31. 2006 / 9:00AM ET

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Final Transcript
CORPORATE PARTICIPANTS
Doug Cannon
Odyssey HealthCare, Inc. — Former CFO and SVP
Bob Lefton
Odyssey HealthCare, Inc. — CEO and President
CONFERENCE CALL PARTICIPANTS
Darren Lehrich
Deutsche Bank — Analyst
Kevin Fischbeck
Lehman Brothers — Analyst
Kemp Dolliver
Cowen & Co. — Analyst
Armand Givorkin
Citigroup — Analyst
Eric Gommel
Stifel Nicolaus — Analyst
Frank Morgan
Jefferies & Company — Analyst
Balaji Gandhi
Oppenheimer — Analyst
Deborah Fine
Fine Capital Partners — Analyst
PRESENTATION

Operator
     Good day, ladies and gentlemen, and welcome to the third quarter 2006 Odyssey HealthCare earnings conference call. My name is Shanique, and I will be your coordinator for today. At this time, all participants are in a listen-only mode.
We will be facilitating a question and answer session towards the end of this conference. If at any time during the call you require assistance, please press *, followed by 0, and an operator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s call, Mr. Doug Cannon. Please proceed.

     Doug Cannon — Odyssey HealthCare, Inc.
     Thank you, Shanique. Let me welcome everyone to the conference call for Odyssey’s third quarter 2006 results. Presenting for the company today are Bob Lefton, CEO, and myself, Doug Cannon. Dirk Allison, our new CFO, is also on the call today.
Before I turn the call over to Bob, I want to take care of a few housekeeping items. The first, as it relates to forward-loOkaying statements.
Certain statements in this presentation are forward-loOkaying statements within the meaning of the federal securities laws. Such forward-loOkaying statements are based on management’s current expectations, and are subject to known and unknown risks, uncertainties and assumptions, which may cause the forward-loOkaying events and circumstances discussed in this presentation to differ materially from those anticipated or implied by the forward-loOkaying statements.

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Final Transcript
Such risks, uncertainties and assumptions include, but are not limited to, those risks, uncertainties and assumptions identified in our press release dated October 30th, 2006, and the disclosures contained under the headings “Government Regulation and Payment Structure” in Item 1, “Business”, and Item 1A, “Risk Factors of Odyssey” in Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2006, and in Odyssey’s most recent report on Form 10-Q and its other filings with the Securities and Exchange Commission.
Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, listeners are cautioned not to place undue reliance on such forward-loOkaying statements, which reflect management’s views only as of today’s date.
The company undertakes no obligation to revise or update any of the forward-loOkaying statements, or publicly announce any updates or revisions to any of the forward-loOkaying statements, to reflect any change in the company’s expectations or any change in events, conditions, circumstances or assumptions underlying such statements.
As part of this presentation, certain non-GAAP financial measures may be discussed. I refer you to our press release dated October 30th, 2006, which is available on our website at www.odsyhealth.com, under our Investor Relations tab, for a reconciliation of these non-GAAP financial measures to the corresponding GAAP financial measures.
Second, this call is being recorded on behalf of Odyssey, and will be available in approximately two hours following the conclusion of this call until November 14th, and will be accessible through our website at www.odsyhealth.com, or by calling 888-286-8010, or 617-801-6888, and using the passcode 70118820.
And with that, I’ll turn the call over to Bob.

     Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
     Thank you, Doug. Good morning, everyone. Thanks for joining us today.
Before we get started reviewing the financial results for the quarter, I’d like to take the opportunity to introduce you to Dirk Allison, the newest member of our executive team.
Dirk officially joined us yesterday, as our new Chief Financial Officer. I am sure many of you are familiar with Dirk from his previous health care experience. For the benefit of those of you who have not met Dirk, Dirk has 20 years’ experience as an executive officer in the health care industry, including serving as the Chief Financial Officer of Ardent Health Services, a privately-held operator for acute care hospitals, with approximately $2 billion in revenue, as well as being Chief Financial Officer of Renal Care Group, the publicly-held operator of dialysis centers, with approximately $1 billion in revenue.
I am certainly loOkaying forward to working with Dirk, and believe that his extensive health care financial background and expertise will be a tremendous asset for us as we execute our new strategic initiatives.
I want to also acknowledge and thank Doug Cannon, on behalf of myself, the board of directors, and everyone else at Odyssey, for the substantial contributions that Doug has made to the success of Odyssey over his eight-year tenure with the company. I have enjoyed working with Doug and wish him the very best in his future endeavors.
Doug will continue with the company through December 31st, and will be working closely with Dirk to ensure a smooth transition.
As on previous calls, Doug will provide some detailed information on the quarter later in the call.
Turning to the results of the third quarter, income from continuing operations for the third quarter 2006 was $5.7 million, or $0.17 per diluted share, compared to $7.9 million, or $0.23 per diluted share for the third quarter of 2005. Excluding the impact of stock option expense, income from continuing operations for the third quarter of 2006 was $6.5 million, or $0.19 per diluted share.
Our Medicare cap contractual increased during the third quarter, from 3% of gross revenues in the third quarter of 2005, to 3.4% in the third quarter of 2006. The increase was larger on a sequential basis, as the cap contractual was 1.4% of gross revenue in Q1 ‘06, and 1.1% in Q2 ‘06.

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Final Transcript
As I have cautioned before, the various factors that enter into the computation of the Medicare cap contractual can cause short-term volatility in the cap contractual. The primary factor that can affect the Medicare cap contractual on a short-term basis is the number of admissions during the period. If admissions drop off suddenly in a given program, that program may recognize or increase its Medicare cap contractual adjustment, even though the program’s length of stay did not materially change.
As I mentioned on our last conference call, we did experience a decrease in admissions in the third quarter. I will talk about this in greater detail in a few minutes, but the decrease in admissions was one of the reasons the cap contractual increased in the quarter.
In addition, we learned in late September that there was a change in the methodology used by the Medicare fiscal intermediaries with respect to situations where Medicare is secondary to another third-party payer. This change resulted in an increase in the cap contractual of approximately $400,000, or 0.3% of gross revenue, and will affect the computation of our Medicare cap contractual for future periods.
As I did last quarter, I want to give you some additional data to help provide some greater visibility into the company’s cap position, rather than have you rely on an overall company length of stay.
As you may recall on our last earnings call, we stratified our programs into different categories, based on the program’s gross revenue per admission. There are five categories.
Number one, programs whose gross revenue per admission is less than 50% of the cap limit. Number two, programs of 50% to 80% of the limit. Number three, programs between 80% and 105%. Number four, programs between 105% and 115%. And number five, programs greater than 115%.
For the third quarter, approximately 19% of our programs were in category one, 45% in category two, 23% in category three, 5% in category four, and 8% in category five.
In calculating the program’s gross revenue per admission, we use the same methodology that Medicare uses in calculating the cap contractual adjustment. That is, total revenue generated in the time period being measured divided by total admissions during that time period.
That calculation does not match up revenue with the actual admissions that generated the revenue. Instead, the calculation simply takes into account all revenue collected during the time period, with all admissions during the time period. In other words, some of the revenue used in the calculation is from patients that were not admitted during the time period, and likewise, future revenue that will be generated from patients admitted late in the period is not used in the calculation.
It is this methodology that causes the short-term volatility in the cap contractual adjustment. For example, if admissions decrease in the specific program, the gross revenue per admission increases in the short-term as the revenue is divided over a smaller number of admissions.
In an effort to give you a better long-term picture of the company’s cap position, we recalculated our program’s gross revenue per admission using a different methodology, in which we matched revenue with patients discharged in the current fiscal year. In other words, we included all revenue associated with patients discharged in the time period, regardless of when the revenue was generated. Likewise, we did not include revenue if the patient was not discharged in the time period, since the discharge was not included in the denominator.
This methodology, while not the methodology used by Medicare, gives a truer picture of a program’s gross revenue per admission, and should be more indicative of a program’s long-term status as it relates to the cap limitation.
Using this methodology yields the following results. Thirty-six percent of our programs are in category one—that is, programs with gross revenue per admission at less than 50% of the cap limit. Forty-nine percent are in category two, or 50% to 80% of the limit. Nine percent are in category three—80% to 105% of the limit. Five percent are in category four, or 105% to 115% of the limit, and 1% had gross revenue per admission greater than 115% of the limit.
There is one additional layer of complexity involving the Medicare cap that we would like to help you with, from a visibility standpoint. As you might know, adjustments need to be made in the cap calculation to account for patients that have been previously treated at another hospice program before admission to Odyssey, or that are transferred to another hospice program after discharge from Odyssey.

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Final Transcript
The numbers I just presented to you do not take this into account. They assume that we get full credit for each admission. We have a detailed system of tracking and accounting for these adjustments. For each of our programs, we calculate an estimated adjusted admission number based on these factors.
These transfers in and transfers out can have a significant impact on the cap calculation, since it is adjusted admissions, not total admissions, that is utilized in calculating the cap contractual adjustment.
For the current Medicare cap year, the percentage of adjusted admissions to total admission averaged 88%, for those programs exceeding the cap limit. That is, for every Medicare admission, we got credit for only 88% of the admission in the cap calculation.
Just as I remained cautious in the first and second quarters when the cap contractual adjustment decreased, I am not overly concerned about the increase in the third quarter, although I am certainly not pleased with the increase. I continue to believe that over the long term, the Medicare cap contractual can be effectively managed, by monitoring patient mix and service offerings. A key element in this effort is our in-patient development initiative, which I will talk about in greater detail in a few minutes.
We are also continuing to address patient mix issues in other ways, including, for example, by combining our two Chicago programs, and combining our Santa Fe and Albuquerque programs. In other markets, we are addressing patient mix issues by developing strategic relationships with targeted referral sources. Many of these initiatives take time to implement and develop, but should result in significant long-term benefits to Odyssey.
Our average daily census from continuing operations increased to 8,413, from 8,228 for the same period in the prior year—an increase of 2.2%. Admissions from continuing operations for the third quarter 2006 were 8,162, a decrease of 1% over admissions of 8,247 for the third quarter 2005.
On the same store basis, average daily census from continuing operations increased 1.4% from the third quarter 2005. Admissions decreased 2.8%.
We are disappointed with our admissions numbers for the third quarter. As we indicated at our last conference call, admissions for July were soft. We followed up July with strong admissions in August, but unfortunately, the strong admission numbers for August did not continue through September.
Part of the reason for the decrease in admissions from the third quarter 2005 to the third quarter 2006 is the lingering effects of Hurricanes Katrina and Rita, which had a significant adverse impact on several of our Gulf Coast hospice programs, particularly our programs in Gulfport, Mississippi, New Orleans, Louisiana, and Lake Charles, Louisiana.
We had 117 fewer total admissions in the third quarter 2006 than in the third quarter 2005 at these three programs, a decrease of approximately 32.6%. In addition, average daily census at these sites decreased by 20.2%, from 396 in the third quarter 2005 to 316 in the third quarter 2006.
We continue to implement our growth initiatives to increase our admission volume. In addition to refining and improving the basic execution of our sales strategy, these steps include increasing the referral base of our existing programs by expanding our service areas and adjusting our service offerings.
In the third quarter, we expanded the areas served by our San Jose, California, Shreveport, Louisiana, Temple, Texas, Mobile, Alabama, Pittsburgh, Pennsylvania, and Baytown, Texas programs, by opening alternate delivery sites in Hayward, California, Mendon, Louisiana, Waco, Texas, Baldwin, Alabama, North Huntington, Pennsylvania, and Webster, Texas.
The opening of these six alternate delivery sites in the third quarter gives us a total of ten new alternate delivery sites for 2006. Each of these efforts allows us to expand the geographic reach of our existing programs.
We also are continuing our efforts to open programs in new locations. In the third quarter, we successfully opened a new program in Tyler, Texas, and have now opened four new programs this year, with one additional program in Bryan-College Station, Texas awaiting Medicare certification.
We also continue to make progress in our in-patient development efforts. As you may recall, this is a major initiative for us, for two reasons.

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Final Transcript
First, an in-patient unit allows us to treat a more acute, short-term patient, thereby allowing us to have a more balanced patient mix, which helps alleviate cap pressures in the program.
Second, an in-patient unit allows us to better differentiate ourselves in our marketplaces, thereby building market share.
During the third quarter, we opened one in-patient unit, and entered into contracts to develop two additional units. We now have seven additional in-patient units in various stages of development that are slated to open between now and the end of 2007.
I want to spend a few minutes discussing the economics of these in-patient units, because they will have a material impact on 2007. In general, each of these units are expected to incur a pre-tax loss of approximately $400,000 during its pre-opening period. Each unit is also expected to incur an additional pre-tax loss of approximately $300,000 between its opening date and the time at which it breaks even.
As a result of the number of in-patient units we have under development, and the timing of their openings throughout 2007, we estimate there will be a pre-tax loss of approximately $3.6 million during 2007 in conjunction with these development efforts. This amount does not include any improvements these in-patient units should generate through reductions in the Medicare cap contractual expense, and potential gains in market share during 2007.
Our net patient service revenue from continuing operations for the third quarter 2006 increased 5.1% to $102.9 million, compared to $97.9 million for the third quarter 2005.
The increase in net patient service revenue from continuing operations was driven by the 3.7% increase in the Medicare based payment rates that went into effect on October 1st, 2005, the increase in average daily census, an increase in the provision of continuous care, all offset by the increase in the Medicare cap contractual adjustment.
With respect to expense management, we have made progress in controlling our labor costs. Our salary and benefit costs, on a per-patient day basis, was $76.09, a 3.2% decrease from Q2 ‘06 and a 5.1% decrease from Q1 ‘06. We expect to see further incremental improvement on the expense side in subsequent quarters.
With respect to patient care, we continuing our focus on improving the already excellent care that we provide to our patients and their families. During the third quarter, our patients received an average of 5.6 visits per week. We continue to monitor the results of our family satisfaction surveys, and are constantly looking at ways to improve upon the excellent care that we provide.
In terms of acquisitions, we continue to be interested in pursuing opportunities in a disciplined, strategic way, and although we are not well along in any discussions, we continue to see an increase in the number of potential opportunities.
Now, let me turn it back over to Doug, to discuss the financials in greater detail.

     Doug Cannon — Odyssey HealthCare, Inc.
     Thanks, Bob. Good morning, everyone. Let me begin with a review of our top-line metrics from continuing operations, and finish with a review of our effective tax rate in the quarter and cash flow from the quarter.
Our admission by diagnosis saw minor change in our major categories, with our cancer admissions up 100 basis points to 32%, heart disease, 18%, Alzheimer dementia, 18%, and COPD at 7%.
The average daily census from continuing operations for the quarter was 8,413, a 2.2% increase over Q3 2005 of 8,228. The average daily census for the month of September was 8,425. The average length of stay for the quarter was 86.7 days, compared to 84.1 days in the third quarter of 2005, and 84.8 days in Q2.
Our billable days from continuing operations for the quarter were 774,019, a 2.2% increase over the third quarter of 2005. Our net revenue per day in Q3 was $132.95. We saw a slight mix change sequentially in our levels of care, as we reported 97.2% of our days of care from routine as compared to 96.9% in Q2.
In-patient level of care was 1.5%, as compared to 1.6% sequentially, and continuous care was 1.1% in Q3, as compared to 1.3% in Q2.

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Final Transcript
On a quarter-over-quarter basis, our levels of care changed for routine from 97.3% in Q3 ‘05 to 97.2% in Q3 ‘06. Continuous care from 0.9% to 1.1%. In-patient care from 1.6% to 1.5%. And the rest, it remains stable at 0.2%.
Our net revenue from continuing operations increased quarter-over-quarter by 5.1%, from $97.9 million to $102.9 million. This increase was due to the ADC increase as indicated earlier, the 3.7% rate increase from October, 2005, and an increase in our net revenue per day driven by a higher percentage mix of continuous care patients.
In the third quarter, same store operations increased the average daily census by 1.4% over Q3 ‘05. In the third quarter, same store net patient service revenue increased 3.2% over the net patient service revenue for the third quarter 2005, from $98.1 million $101.2 million.
With respect to the Medicare cap on continuing operations, we booked a Medicare contractual reduction in revenue in the third quarter 2006 of $3.7 million, or 3.4% of gross revenue, as compared to a reduction of revenue in the third quarter 2005 of $3.1 million, or 3% of gross revenue.
We had 13 programs that were exceeding the Medicare cap at the end of Q3, and also in Q2. Approximately 400,000 of the increase in our cap contractual was due to a reinterpretation by one of our fiscal intermediaries on how to treat those patients that have Medicare as a secondary payer. The remaining increase is due to volatility of admissions at those programs, at or near cap.
Gross margin from continuing operations in the third quarter 2006 was 40.66%, compared sequentially to 41.55% in Q2 ‘06, and 43.1% in Q3 of ‘05. The decrease sequentially was due to the increased Medicare cap. The different from Q3 ‘05 was due to the increase in our salary and benefits we have seen over the past 12 months, and to a lesser extent, a mixed change to more continuous care.
The company had 81 licensed programs at the end of September. The breakdown for these, by size of program and average net margin were, 18 less than 50 average daily census with a net margin of 0.8%, 23 with an average daily census between 51 and 100 with an average net margin of 10.8%, 34 with a census between 101 and 200 and an average net margin of 20.9%, and four programs with a census over 200, and an average margin among all four of 33.1%. We had one program over 300 that had an average margin of 23.1% for the quarter.
The company had five certified startup programs in the quarter, all having less than 12 months of operation, and two startups awaiting Medicare certification, for a total of seven. These programs recorded losses of approximately $609,000 for the quarter.
The company took a charge for bad debt in the third quarter of 2006 of $1.1 million, or 1.1% of net revenue. That’s compared to the third quarter 2005 of $0.2 million, or 0.2% of net revenue. We continue to expect our bad debt to be the area of 1% of net revenue for the near future.
Our effective tax rate was 34.5% for the third quarter, 36.1% year to date. Our tax rate has been affected by our generation of taxes and interest income, which has grown significantly over the prior years, as well as, we’ve experienced a lower state tax rate. We expect the forward-effective tax rate to be approximately 36.1%.
The company reported a net income on a fully diluted basis of $0.16 per share, and $0.17 per share income from continuing ops. Our cash flow from operations for the first nine months of 2006 was $16.7 million as compared to $50.7 million in 2005. Cash flow was affected by two events in Q3, namely the payment to the DOJ of $13 million as previously announced, as well as a nine-day payment stoppage by Medicare on outstanding claims as part of the balanced budget amendment, which increased our receivables by approximately $1.3 million.
Our DSO for the quarter was 44.9 days, as compared sequentially to 42.6. The increase of 2.3 days was driven by the before-mentioned Medicare payment suspension, and to a lesser extent, an increase in pre-pay audit activity by our fiscal intermediaries.
Capital expenditures were $7.8 million for the nine months, as compared to $6.6 million in the corresponding period. The increase was due primarily to our continued rollout of the McKesson information system.
And with that, I’m going to turn it back to Bob for some closing comments.

     Bob Lefton — Odyssey HealthCare, Inc. — CEO and President

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Final Transcript
Although we’re disappointed with the results for the third quarter, we continue to be pleased with the progress we have made in implementing our strategic initiatives for 2006. I firmly believe that if we continue to focus on our strategic vision in providing excellent services to our patients and our families, we will be successful over the long term.
Now we’ll be happy to answer any questions. Operator?
QUESTION AND ANSWER

Operator
Ladies and gentlemen, if you wish to ask a question, please press *, followed by 1, on your touchtone telephone. If your question has been answered, or you wish to withdraw your question, press *, followed by 2. Please press *1 to begin.
Our first question comes from the line of Darren Lehrich with Deutsche Bank. Please proceed.

Darren Lehrich — Deutsche Bank — Analyst
Thanks. Good morning everyone, thanks for taking my questions. A couple of things here. I guess, just as it relates to the in-patient rollout—how many of your 81 programs right now have in-patient capabilities, and Bob, just based on your comments, how important will it be to incorporate in-patient really into all of your markets? I just want to get a sense for how long the in-patient development activity is going to last, going forward.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah. Let me clarify a couple of things. First of all, all of our in-patient facilities—I mean, all of our programs have in-patient capabilities, but the traditional way of providing it has been through a contract with another facility, whether it be a an acute care hospital, or a nursing home. What we’re talking about, are developing our own dedicated in-patient units, which might be in a free-standing building, it might be inside of an existing hospital, but it’s owned by Odyssey.
That being said, we currently have seven in-patient units—

Doug Cannon — Odyssey HealthCare, Inc.
—and six programs that have their own in-patient unit, and some have more than one. So we actually have six programs that have their own in-patient units, about [inaudible].

Darren Lehrich — Deutsche Bank — Analyst
Yeah, okay. And then, I guess, just trying to size up or really compare the comment about $3.6 million of pre-tax impact in ‘07 to what you absorbed in ‘06. So can you just help us along there? How much did you absorb in ‘06, and I just want to get a sense for how that compares.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, there were only two facilities that opened up in ‘06.

Doug Cannon — Odyssey HealthCare, Inc.
Correct, and I don’t have the numbers for that, Darren, but I can get back to you with what the impact was from those.

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Final Transcript

Darren Lehrich — Deutsche Bank — Analyst
Okay, but it’s safe to say that it’s—if it’s roughly a hundred basis point impact to margins in ‘07, it was less than half of that in ‘06?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, it just—from a general standpoint, to this year and seven—between now and the end of 2007.

Darren Lehrich — Deutsche Bank — Analyst
Okay, that’s helpful. And then, you talked about the startup loss implications, but just generally speaking, implications on margins overall. Do you expect this to drag on the company’s corporate margins once the units get to reasonable levels of profitability?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, well—you’ve got several different moving parts here. Number one is the unit itself is a lower margin business than the routine business. Call it low single digits on the unit itself.
On the other hand, when you put a unit in to a program that is experiencing cap problems, you’ll have significant improvements in the margins as that in-patient unit helps to recover from that cap that is currently not being billed for.
So you’ve got different things moving in different directions. Plus, you’ve got the overall increase in market share, if our strategy works and we’re able to gain market share as we become a preferred provider for more of our referral sources.

Darren Lehrich — Deutsche Bank — Analyst
Okay. And then just one last thing, and I’ll jump off. In terms of getting additional, I guess, cap-related surprises from your FIs—it sounds like there’s still some changing procedures. Have you had a chance to sit down with them, to make sure you’re both on the same page? And I think one kind of bigger-picture question, from your standpoint—do the FIs have enough manpower to administer the Medicare cap? It just seems like it’s getting pretty unwieldy with all of the moving parts.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, I can’t really speak to their manpower issue, it’s—I mean, the complicated and time that the—the part that takes a lot of time on our part, not necessarily on their part, is the tracking of the various transfers in, transfers out, that piece of it. I mean, the rest of it is pretty straightforward. The revenue during the period is straightforward.
Will there be additional changes? I can’t foresee any, but there’s little nuances that might come up.

Doug Cannon — Odyssey HealthCare, Inc.
Yeah, this is just something that—when we look at the Medicare secondary, it was—when we first talked to them about it, at the first of the year, they made the interpretation that says, yeah, you can include it even if you don’t bill anything for those people. And then, through some further discussions, I guess, with CMS, Palmetto came back and said, no, you’re going to have to, at least, drop some claim for those patients if you’re going to claim them on your cap report.
So there’s nothing else out there that we have on the cap report that would force them to have some sort of interpretation.

Darren Lehrich — Deutsche Bank — Analyst

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Final Transcript
Okay. All right, fair enough. And Doug, best wishes to you, and thanks for all your help.

Doug Cannon — Odyssey HealthCare, Inc.
You bet, Darren. Thank you.

Operator
Our next question comes from the line of Kevin Fischbeck with Lehman Brothers. Please proceed.

Kevin Fischbeck — Lehman Brothers — Analyst
Okay, thank you. Good morning, and I just wanted to reiterate that—thanks again, Doug, for all the help on getting near the company.

Doug Cannon — Odyssey HealthCare, Inc.
You’re welcome.

Kevin Fischbeck — Lehman Brothers — Analyst
But I guess, to the questions—you didn’t reaffirm guidance that you provided four weeks ago. Is there any comment on guidance—does this quarter make you more secure, less secure, as far as that guidance went?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Kevin, let me just say that the third quarter did come in lower than we had expected, you know, that $400,000 in the Medicare secondary was something that we hadn’t factored in.
In light of that, I’d say that the upper end of it is probably unlikely, but due to the volatility of the cap. That’s all I think I’m prepared to say today.

Kevin Fischbeck — Lehman Brothers — Analyst
Okay. And then, I guess—you mentioned that you’re taking some steps to deal with the admission weakness, such as the strategic partnerships and the in-patient units. And these things sound a lot like things you’ve been talking about for a while. Is there anything new in these initiatives? And also, you mentioned that they take time to develop. Is there any way to quantify the amount of time it takes for you, based on success you’ve had at other sites?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
No, I’d say that there’s nothing new in the approach, other than the fact that we continue to make progress, and these projects take some time and every quarter we continue to make progress on them. But there’s nothing—there’s no new initiatives that I’m prepared to say today.
And the second part of your question was—what? I’m sorry.

Kevin Fischbeck — Lehman Brothers — Analyst
Well, so far as the timeframe goes, for when these things are going to start to show up and the results will show the profit.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President

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Final Transcript
You know—and part of it, Kevin, is, the admissions ebb and flow. Admissions are going to come back, irrespective of the initiatives that we’re putting in place. It’s generally been a weak—not just in hospice, but in overall health care, the volumes have been lower. And that happens.
I think you’ll most—see those come back.

Kevin Fischbeck — Lehman Brothers — Analyst
Okay. And then—that was great color that you provided on the economics for the in-patient units, but you also mentioned that you’re going up six alternative delivery sites, I think it’s ten so far this year. Can you talk about the economics behind those, and the strategy? I know that VistaCare used that strategy over the last year or so, and it ended up costing them more money than they originally planned. Can you just talk a little bit more about that time?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, well, we’re—let me make clear why we’re doing the alternate delivery sites, because the strategy is simply a growth strategy. One of the strengths that Odyssey has is, it’s got the biggest footprint of any hospice provider, and to the extent that we can leverage those existing relationships and expand the reach of those programs beyond that geography that we can reach today, that’s why we’re doing it.
So if we can build around a core program, extend its reach out into a new area to service patients that we’re not currently servicing, it’s a growth strategy. It is not a cap-related strategy. The economics of it are far less than the in-patient unit. I mean, we’re talking about a small office in an area, a minimal amount of staff to—a minimum amount of staff, different than what we would—the caregivers that would normally be—the taking care of patients.
That map stays the same. You have a minimum amount of management staff that you have to add to a new location, but the effect is nowhere near the effect on—that the in-patient units I’m talking about.

Kevin Fischbeck — Lehman Brothers — Analyst
Okay. And I guess the last question. That adjusted admission number that you guys disclosed was a great number—88%. It would be great if you could kind of disclose that going forward. But do you know what that number was last year? Has it—has 88% held steady, or have people more likely now to come in and be readmitted or discharged, as a live discharge?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, I don’t have the exact number here. I mean, just say, anecdotally, I think it has gotten larger over the year, and we’ll continue to provide some color on that.
Just for clarity, if that 88% was 100%—in other words, if all the patients—we got full credit for the admissions, that cap number would have decreased by about $8 million for this current Medicare cap year. So it does have a significant impact, and something that we want to try to address—maybe from a regulatory standpoint, to look at that as well.

Kevin Fischbeck — Lehman Brothers — Analyst
Okay, great. Thanks.

Operator
Our next question comes from the line of Kemp Dolliver with Cowen & Co. Please proceed.

Kemp Dolliver — Cowen & Co. — Analyst

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Final Transcript
Why, thanks. Doug, best of luck.

Doug Cannon — Odyssey HealthCare, Inc.
Thank you, sir.

Kemp Dolliver — Cowen & Co. — Analyst
And a couple of questions. On the programs that have, say, census of less than 50, is the census in those programs growing?

Doug Cannon — Odyssey HealthCare, Inc.
Yeah, I mean, many of those are startup programs that have—you know, are just kind of in their normal pattern of growth. I do have those—some of those in that section that have been there for quite some time. It’s kind of a mix. If I had to break them out, I would say you—of the 18 total that we have there, you’ve got half of those that are 12 months or less, and the others are programs that have been there—perhaps older startups, from an older time period.

Kemp Dolliver — Cowen & Co. — Analyst
Okay, that’s helpful. Secondly, Texas is making some changes to their taxes. Was that a factor in the third quarter benefit? And also, does it have any effect of note in 2007?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
It—Kemp, that is something that we’ll provide some guidance on as we get into the fourth quarter, but you are correct. We actually haven’t measured fully the impact—it’s not as material as originally we had looked at, but there’s perhaps somewhere—I don’t want to guess. Let me give you the exact number as we get closer into looking at it.

Kemp Dolliver — Cowen & Co. — Analyst
Okay, that’s good. On the in-patient development strategy, you’re essentially—it strikes me, you’re trying to take control of your destiny in that part of the business. What’s changed that—having a rental or a lease model is turning out to be less effective, that you want to invest this capital to roll this out?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Well, just—first of all, from a quality of care standpoint, to the extent that you can have a dedicated unit that is designed, staffed, operated solely for, and designed for, hospice patients. It’s a huge quality improvement to patients, as opposed to them being in a regular med/surg bed staffed by nurses that are not solely taking care of hospice patients. So that’s number one, and the most important.
Number two, to the extent that, I think, you have a dedicated unit, you can be more effective at getting patients into the program that might not have gotten in under the traditional way of just contracting with another provider. And in addition, it creates, in our freestanding beds, as I think I’ve said on some previous calls—many of the hospitals around the country are experiencing shortage of beds. And the ability to free up beds and not have them occupied by these patients is a big advantage, when we build a freestanding program in their marketplace, which we think will really help us on our efforts to increase market share.

Kemp Dolliver — Cowen & Co. — Analyst

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Final Transcript
Okay. Just to be sure I understand, the seven you’ve planned between now and the end of next year—are those all freestanding? Or are they—will they be inside other facilities in some cases?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
A combination of both.

Kemp Dolliver — Cowen & Co. — Analyst
Okay. That’s great. Thank you.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
You’re welcome.

Operator
Again, ladies and gentlemen, if you would like to ask a question, please press *1.
Our next question comes from the line of Matthew Ripperger with Citigroup. Please proceed.

Armand Givorkin — Citigroup — Analyst
Thanks very much. This is Armand Givorkin, sitting in for Matt Ripperger.
Thank you for providing color on programs by cap category, but I just wanted to ask you—could you also break out admissions growth by each cap category?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
I’m sorry, say that again? Could we do what?

Armand Givorkin — Citigroup — Analyst
Could you break out admissions growth by cap category?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
By—you mean—

Armand Givorkin — Citigroup — Analyst
So for example, you gave a breakout of a number of programs, with cap below 50%, 50% to 80% and so forth. Could you also give admissions growth for each of these categories?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
We’ll take a look at that, and see if we can do that in a fairly easy way for you.

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Final Transcript
Armand Givorkin — Citigroup — Analyst
Okay.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
I mean, I don’t have that information here, obviously, but we’ll take a look and see if that’s something we can provide you in the future.

Armand Givorkin — Citigroup — Analyst
No, that would be great. And also, of the programs and caps today, how many are in non-CON states, where you can merge them with other programs to rebalance patient mix? I know you’ve been doing that already.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, it’s not so much the CON issue. It’s the state licensure laws regarding the distance between programs. Each state varies in their licensure laws, but that’s the determining factor, whether or not two programs are close enough that they can be legally operated under one provider number.

Armand Givorkin — Citigroup — Analyst
Okay. And you also mentioned that you—there is an increased number of potential acquisition opportunities? Can you just give a little bit more color on that? Are you looking to acquire not-for-profits, what kind of multiples do you expect to pay, and so forth?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
I’d say it’s probably too early in the process to really give you a good feel for valuation or—we’ll keep you updated as our activities progress.

Armand Givorkin — Citigroup — Analyst
Okay. Thank you.

Operator
Our next question comes from the line of Eric Gommel with Stifel Nicolaus. Please proceed.

Eric Gommel — Stifel Nicolaus — Analyst
Good morning. I may have missed this, but did you talk at all about how October is trending at this point, from an admissions and census standpoint?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
No, we didn’t talk about it, and we’ve still got a couple days left. Let me just say that it’s better than September, but still not at the level that we’d like to see it at.

Eric Gommel — Stifel Nicolaus — Analyst

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Final Transcript
Okay, great. You know, you’ve showed some success in managing the labor side of the business, and I’m curious as to some of the strategies you’re using to realize that success, and whether—and I’m also interested in how you would compare managing labor, like in the hospice model versus your experience on the facility side. Do you find it more difficult, less difficult, essentially the same?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Oh, I’d say it’s essentially the same. I mean, it’s—you have to have the right management tools in place to be able to monitor. You have to have the appropriate focus internally, that that’s something that you want to focus on. And again, I’d say it’s fairly comparable to other services.
Eric?

Eric Gommel — Stifel Nicolaus — Analyst
Yeah, oh, sorry, I got cut off there. And then my last question—you talked about the McKesson rollout. Can you give us an update on the progress there? And then, where you have rolled it out, are you seeing tangible benefits from that, and what kind of improvements in operations or efficiencies are you garnering from that? Thanks.

Doug Cannon — Odyssey HealthCare, Inc.
Well, let me just say that we’re in the very, very early phases of the McKesson rollout, and in terms of number of sites that are up and rolling, we only have eight that are up and rolling, but two still that are fully operational with the clinical side. The first phase of this was the billing piece rollout. In terms of things that we’re seeing from there, of course, we are seeing better data metrics on a more real-time basis instead of waiting until the end of the month, and in some cases, even manually. So we’re able to get some statistics on those sites a lot quicker.
Billing-wise, in terms of controlling our bad debt, the documentation issues that existed that we do a lot of manual work on, the system does for us automatically. And as we go forward, we’ll fully utilize those in effectively controlling bad debt, and also looking at the efficiencies of what was a manual process.
But again, it’s real early in the process to—we haven’t realized any efficiencies at those sites yet, but do expect to at some point in the future.

Eric Gommel — Stifel Nicolaus — Analyst
Great. And good luck to you, Doug.

Doug Cannon — Odyssey HealthCare, Inc.
Thank you very much.

Operator
Our next question comes from the line of Frank Morgan with the Jefferies & Company. Please proceed.

Frank Morgan — Jefferies & Company — Analyst
Good morning.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Hi, Frank.

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Final Transcript
Doug Cannon — Odyssey HealthCare, Inc.
Hi, Frank.

Frank Morgan — Jefferies & Company — Analyst
We’ve seen the growth of hospice programs from nursing homes and assisted living, and specifically Manor Care’s growth, and Sunrise buying a hospice. I’m wondering, are you seeing that at any level on the private side? Are you seeing private chains out there, nursing home chains or assisted living chains that are actually deciding to get into the hospice business, in order to kind of tap into their referral base? And if so, would you say that’s the biggest contributor to the weak admission growth, there’s just more competition in markets where you have traditionally had access to those nursing home or assisted living patients? Thanks.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Frank, I’d say just anecdotally, you do hear instances—I don’t know how pervasive it is, but you do hear instances where our operators will talk about nursing homes not getting into the business. I wouldn’t say it’s the biggest factor in the admission pays—I mean, I think it’s fairly well acknowledged that it is a more competitive business than it was three or four years ago, and certainly that has an effect.
But I wouldn’t say that the nursing homes getting into it is a—is one of the biggest reasons.

Frank Morgan — Jefferies & Company — Analyst
Okay, thank you.

Operator
Our next question comes from the line of Balaji Gandhi with Oppenheimer. Please proceed.

Balaji Gandhi — Oppenheimer — Analyst
Thank you. Good morning. I just wanted to get a little bit more clarity on this $3.6 million that you talked about for the startups. How should we be thinking about that—I guess, progression of the startup losses?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
The progression—what do you mean, the progression?

Balaji Gandhi — Oppenheimer — Analyst
In terms of—will it be kind of back-end loaded in 2007, or should we spread that throughout the year evenly?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah. The exact schedule—I mean, clearly, when you do development projects, it’s hard to predict exactly when you’ll get—whether it be zoning approval, or state approval on the drawings and all that stuff. But for the most part, I’d say it’s pretty much—it’s pretty much spread throughout the year. We have a couple that we hope to get going early in the year, and then some more towards the tail end of the year, so at this point it’s probably best to spread it throughout the year.

Balaji Gandhi — Oppenheimer — Analyst

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Final Transcript
Okay, and it would be January 1, really, is when it would kick off?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, actually there might even be one that opens shortly before January 1.

Balaji Gandhi — Oppenheimer — Analyst
Okay. And then just to piggyback on that last question about long-term care providers, there was some language in the OIG work plan for this year, talking about maybe some conflicts of interest when those situations arise between the facilities-based providers and hospice providers when they’re in both businesses. I mean, is that something that you see, maybe some conflicts of interest out there?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Oh, I don’t know, I guess I’ll see what the OIG comes up with on that. I don’t know if there’s a conflict of interest there or not.

Balaji Gandhi — Oppenheimer — Analyst
Okay. Thanks.

Doug Cannon — Odyssey HealthCare, Inc.
Bob, they’ve talked—I mean, that’s been in and out of the work plan for a number of years now. There’s nothing that’s come of it. It’s been added back because they said they wanted to look again at the delivery of hospice services inside the nursing home. When they did their original study, it was before they—before BBA 97, and there was a lot of changes that have taken place since then. So they simply said they want to re-evaluate, so—I don’t see anything material coming from it.

Balaji Gandhi — Oppenheimer — Analyst
Okay, great. And best of luck to you, Doug.

Doug Cannon — Odyssey HealthCare, Inc.
Thank you very much.

Operator
Our final question comes from the line of Deborah Fine with Fine Capital Partners. Please proceed.

Deborah Fine — Fine Capital Partners — Analyst
Good morning, Doug, and good luck to you as well.

Doug Cannon — Odyssey HealthCare, Inc.
Thank you, ma’am.

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Final Transcript
Deborah Fine — Fine Capital Partners — Analyst
I don’t—I apologize if you already mentioned this, I had to jump off, but did the provision for doubtful accounts increase? What does that do, too?

Doug Cannon — Odyssey HealthCare, Inc.
Well, actually, if you look at it from last year to this year, we’ve guided this whole year to a more normal 1% range. Last year, we went through a lot of cleanup of A/Rs, we went through—you know, from ‘04, from acquisitions, and we cleaned it up through ‘05. So this year, we just expect it to return to a more normal range, around 1%, and that’s where it’s been for the last three quarters.

Deborah Fine — Fine Capital Partners — Analyst
Okay. And if you could also comment—some of the other hospice companies have mentioned that the growth earlier, a year or two ago, when there were more cancer patients available, and cancer patients being easier to manage from a cap exposure basis, because they’re—the end of their life is a little—slightly more predictable. Do you attribute some of the challenges with cap to the lack of available cancer patients? Or if you could just address that issue, it would be helpful.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
No, I don’t think it’s due to a—on a global basis, it’s not due to a lack of cancer patients. Where programs get into problems—it’s really a local, market phenomenon. If you have a program that, because of its competitive positioning, is primarily getting patients from the longer stay patient population, particularly the nursing home, assisted living—that’s when the program is going to have cap issues. It doesn’t mean that there is a lack of cancer patients, it just means that for whatever reason, that particular program’s competitive position hasn’t allowed it to attract short-term patients.
And that’s what we’re attempting to change in the programs that we have, that are in that situation, through in-patient, through relationships with hospitals—which is where, predominantly, the shorter-term patient comes from.

Deborah Fine — Fine Capital Partners — Analyst
So, it’s not that you’re seeing more competition for the shorter stay patients? It just that the—sort of the local market challenges of individual units?

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Yeah, I mean, we have 82 programs and as you might have heard me say before, health care is a local business. It’s not a national business. And there’s probably 82 reasons why a particular program is positioned the way—or where it’s at in the marketplace. And you’ve just got to deal with it on a local, market basis.

Deborah Fine — Fine Capital Partners — Analyst
Okay, thank you.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
You’re welcome.

Operator

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Final Transcript
There are no additional questions at this time. I would now like to turn the call back over to management for closing remarks.

Bob Lefton — Odyssey HealthCare, Inc. — CEO and President
Well, thanks for your interest, and we look forward to talking to you at the end of the next quarter.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.
Good day.

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